Exhibit 10.17

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), made and effective as of March 17, 2022 (the “Effective Date”), is by and between ProPhase Labs, Inc. (“ProPhase”), a corporation organized and existing under the laws of the State of Delaware having its principal office at 711 Stewart Ave, Suite 200, Garden City, NY, 11530 and Global BioLife, Inc. (“Licensor”), a corporation organized and existing under the laws of the State of Nevada having its principal office at 1400 Broadfield Blvd., Suite 100, Houston, Texas 77084. Each of ProPhase and Licensor are referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor owns certain intellectual property rights directed to the Licensed Compound (as defined below); and

WHEREAS, ProPhase wishes to obtain, and Licensor wishes to grant, a license to these certain intellectual property rights of Licensor for the purpose of Exploiting (as defined below) the Licensed Compound and Licensed Products (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties hereby agree as follows:

1. DEFINITIONS.

Whenever used in this Agreement, the following terms shall have the following meanings:

1.01 “Affiliate” means any company or other legal entity which controls, or is controlled by, or is under common control with, a Party; control means the holding of more than fifty percent (50%) of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

1.02 “Agreement” has the meaning set forth in the introductory paragraph. any year.

1.03 “Calendar Year” means any consecutive period of twelve months commencing on the first day of January of

1.04 “Combination Product” means a Licensed Product that is comprised of or contains one (1) or more Licensed Product(s) as an active ingredient together with one (1) or more different active ingredients, whether in the same or different formulations.

1.05 “Commercially Reasonable Efforts” means, with respect to ProPhase’s obligations under Section 6.01, the carrying out of such obligations by ProPhase using efforts and resources comparable to the efforts and resources that ProPhase would typically devote to a product of similar market potential at a similar stage of in development or product life, taking into consideration all relevant scientific, commercial, and other factors that ProPhase would take into account, including without limitation issues of safety and efficacy, expected and actual product labelling, expected and actual time to develop, the nature and extent of expected and actual market exclusivity (including Patent coverage), expected and actual profitability (including royalties and other payments required hereunder), expected and actual competitiveness of alternative products, and the expected and actual amounts of marketing and promotional expenditures required.

1.06 “Confidential Information” means (i) any confidential Information provided orally, visually, in writing or other form by one Party to the other Party (or an Affiliate or representative of a Party) in connection with this Agreement, including information relating to the Licensed Product, any Exploitation of the Licensed Product, and any know-how with respect thereto, or the scientific, regulatory or business affairs or other activities, and (ii) with respect to the Parties, the terms and conditions of this Agreement. Notwithstanding the foregoing, any Information relating to the Licensed Compound that is disclosed by Licensor to ProPhase during the Term shall be deemed to be the Confidential Information of ProPhase.

1.07 “Control” means, with respect to any item of Information, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the License), to grant a license, sublicense or other right to or under such Information, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any third party.

1.08 “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof.

1.09 “Date of First Commercial Sale” means the date on which a Licensed Product is first sold for monetary value for use or consumption by the end user of such Licensed Product by ProPhase, its Affiliate or its Sublicensee.

1.10 “Definitive Agreement” has the meaning set forth in Section 4.04.

1.11 “Development Costs” means expenses directly incurred by or on behalf of ProPhase in connection with any research and development (including without limitation costs and expenses incurred in connection with any market research, prosecution and maintenance of any intellectual property rights or any regulatory-related costs and expenses) relating to the Licensed Compound or a Licensed Product.

1.12 “Effective Date” has the meaning set forth in the introductory paragraph.

1.13 “Equivir” means a formulation comprising myricetin and hesperidin and/or hesperitin, and optionally other ingredients, excluding Linebacker Compounds.

1.14 “Exploit” “Exploiting”, or “Exploitation” would mean to make, have made, import, use, sell, or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.15 “Field” means all uses.

1.16 “Finalization Period” has the meaning set forth in Section 4.04.

1.17 “Indemnitees” has the meaning set forth in Section 9.02.

1.18 “Indemnitor” has the meaning set forth in Section 9.03.

1.19 “Information” means all knowledge of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre- clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.20 “License” means the exclusive (even as to Licensor), sub-licensable (in accordance with Section 3.04), worldwide license under Licensor’s rights and interest in the Licensed IP to Exploit the Licensed Products in the Field.

1.21 “Licensed Compound” means Equivir and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of any of the foregoing.

1.22 “Licensed IP” means the Licensed Patents and the Licensed Know-How.

1.23 “Licensed Know-How” means all Information that is (a) Controlled by Licensor of its Affiliates as of the Effective Date or at any time during the Term, (b) not generally known, and (c) necessary or useful for the Exploitation of the Licensed Compound and/or any Licensed Product in the Field in the Territory; excluding any Information published in a Licensed Patent.

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1.24 “Licensed Patent(s)” means all of the Patents that are (a) Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) necessary or useful (or with respect to Patent applications, would be necessary or useful if such Patent applications were to issue as Patents) for the Exploitation of the Licensed Compound and/or any Licensed Product in the Field in the Territory. The Licensed Patents existing as of the Effective Date are set forth on Appendix I.

1.25 “Licensed Product(s)” means any product comprising or containing a Licensed Compound, alone or in combination with one or more other active ingredients in any and all forms, in current and future formulations, dosage forms and strengths, and delivery modes. For clarity, a Licensed Product that contains the same Licensed Compound, but is in a different form, dosage, formulation, strength, presentation or delivery mode would be considered the same Licensed Product.

1.26 “Licensor” has the meaning set forth in the introductory paragraph.

1.27 “Licensor Commercialization Activities” has the meaning set forth in Section 4.01.

1.28 “Licensor Indemnitees” has the meaning set forth in Section 9.01.

1.29 “Linebacker Compound” means an electrophilically enhanced phenolic compound.

1.30 “Net Sales” means the total amount invoiced in connection with sales of the Licensed Products to any person or entity that is not an Affiliate or a Sublicensee of ProPhase under the License, after deduction of all the following to the extent applicable to such sales:

(i)	all trade, cash and quantity credits, discounts, refunds or rebates;

(ii)	allowances or credits for returns; and

(iii)	taxes on sales (such as sales, value added, or use taxes) and customs and excise duties and other taxes or duties, to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv)	freight, insurance, import/export fees and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains that are reasonably allocable to the distribution of such Licensed Products;

(v)	price reductions, shelf stock adjustments on customer inventories following price changes, chargeback payments, reimbursements, and rebates actually given, paid, accrued or credited in the ordinary course of business in connection with the sale of such Licensed Product, including amounts repaid or credited to (i) end users pursuant to rebate programs, (ii) governmental entities or (iii) managed care organizations;

(vi)	amounts repaid or credited by reason of rejection, defects, return good allowance, recalls or returns, or because of retroactive price reductions, including rebates to wholesaler chargebacks;

(vii)	the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to such Licensed Product;

(viii)	any invoiced amounts from a prior period which are not collected and written off by ProPhase, its Affiliates, or its Sublicensees including bad debts; provided that ProPhase has used reasonable efforts to collect such amounts;

(ix)	that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of the Licensed Products’ and

(x)	any other similar and customary deductions that are consistent with GAAP, but which may not be classified as overhead or duplicative of the deductions specified in (i) through (ix) above.

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Net Sales shall be determined on a Licensed Product-by-Licensed Product basis. Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes (including in connection with any compulsory license). Net Sales shall not include sales between or among ProPhase, its Affiliates, or Sublicensees. Subject to the above, Net Sales shall be calculated in accordance with GAAP.

If ProPhase, its Affiliates or Sublicensees separately sells in such country, a Combination Product, the Net Sales attributable to such Combination Product shall include a deduction in the amount of cost of goods sold for the different active ingredient (including a reasonable allocation of any manufacturing costs and expenses in connection with the manufacturing of the Combination Product itself).

1.31 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and rights to claim priority from any such patents or applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term extensions, supplementary protection certificates, pediatric exclusivities, and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.32 “ProPhase” has the meaning set forth in the introductory paragraph.

1.33 “ProPhase Indemnitees” has the meaning set forth in Section 9.02.

1.34 “Quarter-Year Report” has the meaning set forth in Section 5.03.

1.35 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the United States Food & Drug Administration) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Products.

1.36 “Reimbursed Development Costs” has the meaning set forth in Section 6.02.

1.37 “Research License” means the non-exclusive, non-sub-licensable, worldwide license under ProPhase’s rights and interest in the Licensed IP to research and develop, including modify, enhance, improve, formulate, or optimize, Licensed Products in the Field.

1.38 “Restricted Activities” has the meaning set forth in Section 4.01.

1.39 “Review Period” has the meaning set forth in Section 4.03.

1.40 “ROFR” has the meaning set forth in Section 4.01.

1.41 “ROFR Exercise Notice” has the meaning set forth in Section 4.03.

1.42 “ROFR IP” means ROFR Know-How and ROFR Patents.

1.43 “ROFR IP Notice” has the meaning set forth in Section Error! Reference source not found.

1.44 “ROFR Know-How” means all Information that is (a) Controlled by Licensor of its Affiliates as of the Effective Date or at any time during the Term, (b) not generally known, (c) necessary or useful for the Exploitation of a ROFR Product, and (d) not Licensed Know-How; excluding any Information published in ROFR Patents.

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1.45 “ROFR Package” means (a) any and all Information Controlled by or on behalf of Licensor (including any Information that is otherwise available) that relates to the applicable ROFR IP, and (b) the terms and conditions offered by Licensor to ProPhase in connection with the applicable ROFR IP, including all consideration (including royalty rate) and any other terms and conditions that (x) are in this Agreement, but will be excluded from the Definitive Agreement, (y) are not in this Agreement, but will be included in the Definitive Agreement, and (z) are in this Agreement, but will be modified in the Definitive Agreement.

1.46 “ROFR Patents” means all of the Patents that (a) have a filing date on or after the Effective Date, (b) are Controlled by Licensor or any of its Affiliates, (c) are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) for the Exploitation of a ROFR Product, and (d) are not a Licensed Patent.

1.47 “ROFR Product” means any product that shortens or relieves symptoms associated with COVID-19, excluding any Licensed Product.

1.48 “Royalty Term” has the meaning set forth in Section 3.03.

1.49 “Sublicense” has the meaning set forth in Section 3.04.

1.50 “Sublicensee” and “Sublicensees” have the meanings set forth in Section 3.04.

1.51 “Term” has the meaning set forth in Section 10.01.

1.52 “Territory” means worldwide.

1.53 “Third Party Transaction” has the meaning set forth in Section 4.01.

1.54 “Valid Claim” means a claim of any Patent whose validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; provided that, with respect to a Patent application such prosecution has not been ongoing for more than five (5) years.

2. PATENTS AND PATENT APPLICATIONS.

2.01 Ownership of any Information developed by a Party in connection with this Agreement, whether or not patentable, shall be determined in accordance with United States intellectual property laws, including United States patent laws.

2.02 At the initiative of ProPhase or Licensor, the Parties shall consult with each other regarding the filing, prosecution, and maintenance of all Licensed Patents. The Licensed Patents shall be filed, prosecuted and maintained by Licensor using reputable counsel. Licensor shall keep ProPhase reasonably informed with regard to the preparation, filing, prosecution, and maintenance of the Licensed Patents, including by providing ProPhase (or its designee) copies of office actions issued from patent offices, proposed responses to such office actions, and any other patent related filings, to be made to such patent authority in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for ProPhase to review and comment thereon. Licensor shall consider in good faith any such comments for incorporation into such draft. Licensor covenants during the Term that (a) all Licensed Patents will be diligently prosecuted in the respective patent offices in the Territory in accordance with applicable laws, rules and regulations, (b) all Licensed Patents will be filed and maintained properly and correctly, (c) Licensor will pay all applicable fees on or before the due date for payment, and (d) all Licensed Patents will identify each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is filed.

2.03 If, at any time during the Term, Licensor decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any Licensed Patent, it shall give prompt written notice thereof to ProPhase, and ProPhase shall thereafter have the right, but not the obligation, to continue to pursue such Licensed Patents, at ProPhase’s sole discretion and expense.

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3. GRANT OF LICENSE.

3.01 Subject to the terms and conditions hereinafter set forth, Licensor hereby grants to ProPhase, and ProPhase hereby accepts from Licensor, the License.

3.02 ProPhase hereby grants, and Licensor hereby accepts from Licensor, the Research License.

3.03 The License granted to ProPhase in Section 3.01 shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, until the later of (a) expiration date of the last to expire Valid Claim comprising the Licensed Patents, or (b) twelve (12) years from the Date of First Commercial Sale (collectively, the “Royalty Term”). ProPhase shall inform Licensor in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such sale.

3.04 ProPhase shall be entitled to grant sublicenses under the License (each, a “Sublicense”) on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (i) to an Affiliate or (ii) to other third parties ((i) and (ii) collectively, the “Sublicensees” and each a “Sublicensee”), in the case of clause (ii), for consideration and in an arms-length transaction. ProPhase shall notify Licensor within thirty (30) days of the grant of any Sublicense.

4. RIGHT OF FIRST REFUSAL.

4.01 During the Term, ProPhase or its Affiliates shall have a fully-paid up, irrevocable, exclusive, right of first refusal to obtain exclusive global rights to any ROFR IP (collectively, the “ROFR”). During the Term, Licensor shall not, and shall cause its Affiliates to not, directly or indirectly, (a) import, sell, or offer for sale, including to export, transport, distribute, promote, market, or have sold any ROFR Product (“Licensor Commercialization Activities”), or (b) enter into any agreement or consummate any transaction relating to any ROFR IP with any third party other than ProPhase or its Affiliates (a “Third Party Transaction”, together with the Licensor Commercialization Activities, the “Restricted Activities”), in either case (a) or (b), except as permitted by the terms and conditions of this Section 4. For purposes of clarity, Licensor shall not enter into any discussions or negotiations with a third party concerning ROFR IP or a Third-Party Transaction until the Review Period or Finalization Period, as applicable, has expired without the Parties executing a Definitive Agreement.

4.02 Licensor shall notify ProPhase in writing within thirty (30) days of (a) the incorporation of any ROFR Know-How into a ROFR Product and empirical evidence that such ROFR Product has efficacy to shorten or relieve symptoms associated with COVID-19 and/or (b) the filing for a ROFR Patent (each, a “ROFR IP Notice”). Each ROFR IP Notice shall include a reasonable description of the applicable ROFR IP, including a copy of any applicable ROFR Patent.

4.03 With respect to each ROFR IP Notice, ProPhase may request that Licensor deliver to ProPhase a ROFR Package for any ROFR IP (or portion thereof) that is the subject of a ROFR IP Notice. ProPhase shall have ninety (90) days from the date of its receipt of an applicable completed ROFR Package to review such ROFR Package (the “Review Period”). In the event that a ROFR Package is incomplete, ProPhase may request that any missing or additional Information be included in such ROFR Package, and in such case, the Review Period shall not start until such missing or additional Information is included in such ROFR Package and such updated ROFR Package is received by ProPhase. During the Review Period, ProPhase and Licensor shall negotiate in good faith the terms and conditions offered by Licensor in the ROFR Package. Upon the mutual written agreement by the Parties, the Review Period may be extended. ProPhase shall have the right, at its sole discretion, to exercise the ROFR on the terms and conditions set forth in the applicable ROFR Package (or as otherwise negotiated by the Parties) with respect to the ROFR IP that is the subject of such ROFR Package by giving Licensor written notice of such exercise prior to the expiration of the Review Period (each, a “ROFR Exercise Notice”).

4.04 If ProPhase provides a ROFR Exercise Notice for any ROFR IP in accordance with Section 4.03, then the Parties shall negotiate in good faith a definitive agreement (a “Definitive Agreement”) for a period of ninety (90) days (the “Finalization Period”). In the event that Licensor changes any terms and conditions that were previously accepted by ProPhase in connection with a ROFR Exercise Notice to terms and conditions that are less favourable to ProPhase, the Finalization Period shall toll until such time that the Parties agree to alternate terms and conditions that are acceptable to both Parties. Upon the mutual written agreement by the Parties, the Finalization Period may be extended.

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4.05 If ProPhase does not send a ROFR Exercise Notice to Licensor or, at the end of the Finalization Period, the Parties are unable to reach agreement on the final terms and conditions of a Definitive Agreement, (a) Licensor may engage in the Restricted Activities; provided that with respect to any Third Party Transaction that is consummated within two (2) years of the expiration of the Review Period or Finalization Period, as applicable (the “ROFR Tail Period”), such Third Party Transaction shall be on terms and conditions that are less favourable to such third party than the terms and conditions that were most recently offered to ProPhase by Licensor; and (b) Licensor shall, during the ROFR Tail Period, re-present any ROFR Package to ProPhase consistent with the procedures of this Section 4 in the event that Licensor decides to offer terms and conditions to a third party that are more favourable to such third party than the terms and conditions that were most recently offered to ProPhase by Licensor. In the event that Licensor consummates a Third-Party Transaction during the ROFR Tail Period, Licensor shall provide an unredacted copy of the applicable agreement(s) to ProPhase within five (5) business days of the consummation of such agreements.

4.06 After expiration of the ROFR Tail Period, Licensor shall have no further obligation to ProPhase concerning such ROFR IP pursuant to this Section 4.

5. PAYMENTS FOR LICENSE.

5.01 In consideration of the License with respect to each Licensed Product, ProPhase shall pay to Licensor, after the Date of First Commercial Sale and during the Royalty Term, a royalty of five- and one-half percent (5.5%) of the Net Sales.

5.02 Notwithstanding the foregoing:

(a)	in the event that during the Royalty Term no Valid Claims cover a Licensed Product in a particular jurisdiction, the royalty rate for the Net Sales of such Licensed Product in such jurisdiction shall be equal to fifty percent (50%) of the rates set forth in Section 5.01;

(b)	in the event that in any country during the Royalty Term for a Licensed Product there is competition by a pharmaceutical product that has the same active ingredient as a Licensed Product in such country, then ProPhase shall for the remainder of the Royalty Term for such Licensed Product in such country thereafter pay to Licensor a reduced royalty rate for the Net Sales of such Licensed Product equal to fifty percent (50%) of the rates set forth in Section 5.01; and

(c)	in the event that ProPhase enters into an agreement with a third party in order to obtain a license or right under a Patent or intellectual property right owned or controlled by such third party in a particular country, ProPhase shall be entitled to deduct from any amounts payable pursuant to Section 5.01 (i) all upfront payments, milestone payments, and other amounts paid to such third party in respect of such agreement, and (ii) all royalty payments paid to such third party in respect of such agreement; provided that such deduction; provided that in no event will the reductions taken under this Section 5.02(c) reduce the royalties payable to Licensor on any Licensed Products in any calendar quarter by greater than fifty percent (50%) in aggregate of the amounts otherwise payable under Section 5.01 (without reduction) for such Licensed Product; provided that any deductions not permitted to be made in respect of a given calendar quarter as a result of this Section 7.6.4(e) shall be carried forward for deduction in respect of royalties for future calendar quarters until fully exhausted; provided further that, the limitation in the foregoing proviso shall not apply to reductions taken under Section 5.02(c) as a result of Licensor’s breach of its representations, warranties, and covenants set forth in Section 12.

5.03 For the purpose of computing the royalties due to Licensor hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than sixty (60) days after the end of each December, March, June, and September in each Calendar Year, after the Date of First Commercial Sale and during the Royalty Term, ProPhase shall submit to Licensor a report of royalties due Licensor under the terms of this Section 5 for the preceding quarter year (hereinafter, the “Quarter-Year Report”), setting forth the Net Sales upon which such royalties are computed. If no royalties are due, no statement shall be sent to Licensor. Payment of the full amount of any royalties due to Licensor for the preceding quarter year shall accompany each Quarter-Year Report on royalties. ProPhase shall keep for a period of at least three (3) years after the date of entry, accurate and compete books and records relating to Net Sales consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to Licensor from ProPhase pursuant to the terms of this Agreement.

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5.04 On reasonable advanced written notice and during regular business hours, upon request by Licensor, ProPhase shall, and shall cause its Affiliates and Sublicensees to, permit an independent public accounting firm of nationally recognized standing designated by Licensor and reasonably acceptable to ProPhase, to inspect the books of accounts of ProPhase, its Affiliates, and its Sublicensees to the extent necessary to verify the amount of royalties due to Licensor hereunder. The cost of such inspection shall be borne by Licensor, unless it is determined in such inspection that Licensor has been underpaid in any period by more than five percent (5%) of the amount which Licensor should have been paid, in which case the cost of such inspection shall be paid by ProPhase or reimbursed to Licensor by ProPhase, as applicable.

5.05 Royalties due to Licensor hereunder shall be paid to Licensor in United States dollars in conjunction with the submission of a report of royalties due. Any such royalties relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate for buying United States dollars listed on www.oanda.com for the particular currency, at ProPhase’s sole discretion, (a) on the last business day of the accounting period for which such royalty or sublicense fee is due, or (b) on the seventh (7th) business day of the month following receipt of the applicable Net Sales.

5.06 Licensor is fully responsible for all financial obligations, including any royalties, milestone, and other amounts, due to any third party (including Daryl Thompson) from which it is licensed or assigned intellectual property rights that comprise the Licensed IP, including as may be due as a result of or in respect to the Exploitation of any Licensed Product under this Agreement.

6. DEVELOPMENT AND COMMERCIALIZATION.

6.01 ProPhase has the sole right to Exploit the Licensed Product anywhere in the world. Subject to Licensor’s obligation set forth in Section 6.02, ProPhase undertakes to use Commercially Reasonable Efforts to (a) develop one (1) Licensed Product to be commercialized in the United States, and (b) to the extent permitted by applicable laws, rules and regulations, commercialize such Licensed Product in the United States.

6.02 Licensor shall reimburse ProPhase for fifty percent (50%) of the Development Costs (collectively, the “Reimbursed Development Costs”); provided that the Reimbursed Development Costs shall not exceed one million two hundred fifty thousand dollars ($1,250,000.00). ProPhase shall invoice Licensor on a monthly basis for all such Reimbursed Development Costs and Licensor shall pay such invoices within thirty (30) days of receipt.

6.03 To the extent that Daryl Thompson is under contract with Licensor or its Affiliates, Licensor shall make available Daryl Thompson to ProPhase, at no additional cost to Prophase, upon request by ProPhase and at reasonable times, to consult with ProPhase on the research and development of Licensed Products under this Agreement.

6.04 ProPhase shall provide Licensor with written reports summarizing the material activities and actions undertaken by ProPhase to develop and commercialize the Licensed Products in the United States; such reports shall be made within sixty (60) days after the end of each Calendar Year during the Term, and shall include the amount of Development Costs incurred during the previous Calendar Year.

7. CONFIDENTIAL INFORMATION.

7.01 Except as otherwise provided in Sections 7.02 and 7.03, each Party shall maintain Confidential Information of the other Party confidence and shall not (a) release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of the disclosing Party to said release or disclosure, and (b) use such Confidential Information except as expressly permitted by this Agreement. For clarity, subject to Section 7.03, neither Party shall disclose the terms and conditions of this Agreement without the prior written consent of the other Party.

7.02 The obligation of confidentiality and non-use set forth in Section 7.01 shall not apply to any Confidential Information which (a) was part of the public domain prior to the Effective Date or which becomes a part of the public domain not due to some unauthorized act by or omission of receiving Party after the Effective Date, (b) which is disclosed to receiving Party by a third party who has the right to make such disclosure, (c) was known by receiving Party prior to the disclosure of such Confidential Information by disclosing Party to receiving Party, as evidenced by the competent written records of receiving Party maintained in the ordinary course of business, and (d) was independently developed by receiving Party without reliance on such Confidential Information, as evidenced by the competent written records of receiving Party maintained in the ordinary course of business.

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7.03 Each Party may disclose Confidential Information of the disclosing Party to the extent that such disclosure is:

(a)	in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction (other than a securities regulatory authority, which is addressed in Section 7.04); provided, that the receiving Party shall first have given prompt written notice (and to the extent possible, at least five (5) business days’ notice), to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

(b)	made by or on behalf of the receiving Party to the Regulatory Authorities as required by applicable laws, rules or regulations; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable laws, rules and regulations;

(c)	made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

(d)	made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Section 7;

(e)	solely with respect to ProPhase, made by ProPhase, its Affiliates or its Sublicensees to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of ProPhase pursuant to this Section 7; or

(f)	solely with respect to ProPhase, made by ProPhase, its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other third parties as may be necessary or useful in connection with the Exploitation of the Licensed Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 7.

7.04 The Parties each acknowledge that the other Party (or its Affiliate) is a publicly traded company. Notwithstanding anything in this Agreement to the contrary, each Party may (a) make such disclosures with respect to this Agreement as it determines are reasonably necessary to comply with applicable legal requirements, laws, rules and regulations imposed by a securities regulatory authority; provided that the disclosing Party shall seek confidential treatment of any disclosure of this Agreement, which such disclosure shall be reviewed by the non-disclosing Party reasonably in advance of such disclosure to allow the non-disclosing Party to provide comments, which shall be considered for redaction in good faith by the disclosing Party, and (b) disclose the terms and conditions of this Agreement to any person or entity conducting due diligence into such Party and its businesses; provided that such person or entity is bound by obligations of confidentiality and non-use no less restrictive than this Agreement.

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8. INFRINGEMENT OF LICENSED PATENT.

8.01 In the event a Party becomes aware that a third party is infringing one or more of the Licensed Patents, the Party that becomes aware of such infringement shall promptly notify the other Party to the Agreement in writing of such infringement.

8.02 In the event of an infringement of a Licensed Patent, ProPhase has the right, but not obligation, to bring suit against the infringer and, upon initiating any infringement suit, shall keep Licensor reasonably informed with regard to the status of such suit and related activities.

8.03 If ProPhase does not bring suit against said infringer pursuant to Section 8.02, or has not commenced negotiations with said infringer for discontinuance of said infringement within ninety (90) days after receipt of such notice, Licensor shall have the right, but shall not be obligated, to bring suit for such infringement; and Licensor shall keep ProPhase reasonably informed with regard to the status of such suit.

8.04 The expenses attributable to an infringement action, including counsel expenses, shall be borne by the Party initiating such infringement suit; and each Party shall always have the right to be represented by counsel of its own selection at its own cost in any suit for infringement of the Licensed Patent(s) instituted by the other Party to this Agreement.

8.05 Each Party agrees to cooperate in the litigation with the other Party at the reasonable request of the other Party, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by either Party for infringement of the Licensed Patent(s); provided, the requesting Party shall pay all reasonable expenses (including attorneys’ fees) in connection with such cooperation.

8.06 Any recovery from such infringement suit shall be distributed to the Parties as follows: (a) first, reimbursement of the costs and expenses incurred in connection with such infringement suit by the Party that initiated such infringement suit; (b) second, reimbursement of the costs and expenses incurred in connection with such infringement suit by the other Party (to the extent not reimbursed by the Party that initiated such infringement suit); and (c) third, and remaining recovery shall be treated as Net Sales.

9. LIABILITY AND INDEMNIFICATION.

9.01 ProPhase shall indemnify, defend and hold harmless Licensor and its directors, officers, and employees and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon the Licensor Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of (a) the Exploitation of a Licensed Compound or Licensed Product by or on behalf of ProPhase, (b) a breach by Licensor of this Agreement, or (c) the gross negligence or willful misconduct of a ProPhase Indemnitee in connection with this Agreement.

9.02 Licensor shall indemnify, defend and hold harmless ProPhase, its Affiliates and Sublicensees and its and their directors, officers, employees, subcontractors and agents and their respective successors, heirs and assigns (the “ProPhase Indemnitees”, collectively with the Licensor Indemnitees, the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon the ProPhase Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of (a) the Exploitation of the Licensed Compound or Licensed Product by or on behalf of Licensor after the Term, (b) a breach of this Agreement by Licensor, or (c) the gross negligence or willful misconduct of an Licensor Indemnitee in connection with this Agreement.

9.03 Licensor, as the Party seeking to enforce its rights under Section 9.01 and ProPhase, as the Party seeking to enforce its rights under Section 9.02 are each referred to respectively as an “Indemnitor.” The Indemnitees shall provide Indemnitor with prompt written notice of any claim, suit or action for which indemnification is sought; provided that the failure of an Indemnitee so to notify Indemnitor will not relieve Indemnitor from liability for indemnification only if and to the extent such failure materially compromises Indemnitor’s defense of such claim, suit or action. Indemnitor agrees, at its own expense, to provide attorneys reasonably acceptable to Licensor on behalf of the Licensor Indemnitees, or ProPhase on behalf of the ProPhase Indemnitees, as applicable, to defend against any such claim, suit or action. The Indemnitees shall cooperate fully with Indemnitor in such defense, at Indemnitor’s expense, and will permit Indemnitor to conduct and control such defense and the disposition of any such claim, suit, or action; provided that (a) Indemnitor shall not settle any such claim, suit or action that (i) admits any liability or wrongdoing on behalf of an Indemnitee, or (ii) obligates an Indemnitee to take, or restricts an Indemnitee from taking, any action, in either case ((i) or (ii)), without the prior written consent of Licensor on behalf of the Licensor Indemnitees, or ProPhase on behalf of the ProPhase Indemnitees, as applicable, which consent shall not be unreasonably denied, and (b) any Indemnitee shall have the right to retain its own counsel, at the expense of Indemnitor, if representation of such Indemnitee by the counsel retained by Indemnitor would be inappropriate because of actual differences in the interests of such Indemnitee and any other Party represented by such counsel. Indemnitor agrees to keep Licensor behalf of the Licensor Indemnitees, or ProPhase on behalf of the ProPhase Indemnitees, as applicable, reasonably informed of the progress in the defense and disposition of such claim, suit or action and to consult with Licensor or ProPhase, as applicable, with regard to any proposed settlement.

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9.04 EXCEPT FOR DAMAGES ARISING FROM (A) A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, (B) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 7, OR (C) A PARTY’S OBLIGATION TO PROVIDE INDEMNIFICATION UNDER THIS SECTION 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE COMPOUND OR PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

9.05 During the Term, ProPhase shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $10,000,000 per incident and $10,000,000 annual aggregate. ProPhase shall provide Licensor with written evidence of such insurance upon request of Licensor.

10. EXPIRY AND TERMINATION

10.01 Unless earlier terminated pursuant to this Section 10, this Agreement shall commence on the Effective Date and expire upon the expiration of the Royalty Term (the “Term”). Following the expiration of the Term, and on a country -by- country basis, the License shall become non-exclusive, perpetual, fully-paid, unrestricted, royalty-free and irrevocable.

10.02 ProPhase may terminate this Agreement for any or no reason upon thirty (30) days prior written notice to Licensor.

10.03 At any time prior to expiration of this Agreement, either Party may terminate this Agreement for cause, as “cause” is described below, by giving written notice to the other Party. Cause for termination by one Party of this Agreement shall be deemed to exist if the other Party materially breaches or defaults in the performance or observance of any of the material provisions of this Agreement and such breach or default is not cured within ninety (90) days after the giving of notice by the other Party specifying such breach or default.

10.04 If either Party (1) files for protection under bankruptcy or insolvency laws; (2) is subject to any proceeding, voluntary or involuntary, with a view to postponing or rescheduling its debts generally or of distributing its assets among its creditors under the provisions of any applicable law for the benefit of creditors; (3) proposes or is a party to any dissolution or liquidation; (4) is wound up either voluntarily or under an order of a court of competent jurisdiction; (5) makes a general assignment for the benefit of its creditors; or (6) otherwise takes any action that acknowledges its inability to pay its debts as they become due, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.05 Except to the extent ProPhase elects to exercise its rights under Section 10.06, upon termination of this Agreement for any reason and prior to expiration as set forth in Section 10.01 hereof, rights in and to the Licensed IP granted under this License shall revert to Licensor.

10.06 If ProPhase has the right to terminate this Agreement pursuant to Section 10.03 or 10.04, in lieu of termination, at the sole discretion of ProPhase, any amounts, after giving effect to any deductions allowable hereunder, that would have been due to Licensor by ProPhase with respect to a Licensed Product after such termination shall be reduced by fifty percent (50%) and paid to Licensor in accordance with the payment provisions of this Agreement.

10.07 Termination of this Agreement shall not relieve either Party of any obligation to the other Party incurred prior to such termination.

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10.08 Sections 1, 2, 4 (solely with respect to any ROFR IP arising during the Term), 7, 9, 10.05, 10.06, 10.07, 10.08, 13, 14, 15, 16 and 17 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

11. REPRESENTATIONS AND WARRANTIES BY PROPHASE.

ProPhase hereby represents and warrants to Licensor as follows:

11.01 ProPhase is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ProPhase has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by ProPhase.

11.02 There is no pending or, to ProPhase’s knowledge, threatened litigation involving ProPhase which would have any effect on this Agreement or on ProPhase’s ability to perform its obligations hereunder; and

11.03 There is no indenture, contract, or agreement to which ProPhase is a party or by which ProPhase is bound which prohibits or would prohibit the execution and delivery by ProPhase of this Agreement or the performance or observance by ProPhase of any term or condition of this Agreement.

12. REPRESENTATIONS AND WARRANTIES BY LICENSOR.

Licensor hereby represents and warrants to ProPhase as follows:

12.01 Licensor is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Licensor has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by Licensor.

12.02 There is no pending or, to Licensor’s knowledge, threatened litigation involving Licensor which would have any effect on this Agreement or on Licensor’s ability to perform its obligations hereunder.

12.03 There is no indenture, contract, or agreement to which Licensor is a party or by which Licensor is bound which prohibits or would prohibit the execution and delivery by Licensor of this Agreement or the performance or observance by Licensor of any term or condition of this Agreement.

12.04 Licensor has, and covenants that it will maintain during the Term, the lawful right to grant the License to ProPhase hereunder.

12.05 All Licensed IP existing as of the Effective Date is solely and exclusively owned by Licensor.

12.06 All Licensed Patents existing as of the Effective Date are subsisting and are not invalid or, to Licensor’s knowledge, unenforceable, in whole or in part.

12.07 The Licensed Patents existing as of the Effective Date (a) are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable laws, rules and regulations, (b) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment, and (c) identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending.

12.08 There are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Licensor or any of its Affiliates relating to the Licensed IP.

12.09 No claim or litigation has been brought or, to Licensor’s knowledge, threatened by any person or entity alleging, that (a) the Licensed Patents existing as of the Effective Date are invalid or unenforceable, or (b) the Licensed IP, or the disclosing, copying, making, assigning, or licensing of the Licensed IP, or the Exploitation of the Licensed Compounds or Licensed Products as contemplated herein, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any person or entity.

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12.10 To Licensor’s knowledge, the Exploitation of the Licensed Compound or Licensed IP does not violate, infringe, misappropriate, or otherwise conflict or interfere with any Patent or other intellectual property or proprietary right of any person or entity.

12.11 To Licensor’s knowledge, no person or entity is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Licensed IP.

12.12 The information provided to ProPhase in respect of the Licensed Patents existing as of the Effective Date is true, complete and correct.

12.13 The Patents set forth on Appendix I represent all Patents within Licensor’s or its Affiliates’ Control relating to the Licensed Compounds, or the Exploitation thereof.

12.14 In respect of the pending patent applications included in the Licensed Patents existing as of the Effective Date, Licensor and its Affiliates have presented all relevant references, documents, or information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office.

12.15 No funding from any governmental entity of any kind was used in connection with development of any of the intellectual property rights included in the scope of the License.

12.16 Neither Licensor, nor its Affiliates, are (a) debarred under subsections 306(a) or (b) of the U.S. Federal Food Drug and Cosmetic Act (US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b)), or (b) excluded from any federal health care program, including but not limited to Medicare and Medicaid.

12.17 The Licensed Compound has not been used in humans in any form on behalf of Licensor or its Affiliates prior to the Effective Date.

12.18 Daryl Thompson is, and to the extent Daryl Thompson is made available by Licensor to Prophase under this Agreement, will remain during the Term, obligated to assign any and all intellectual property rights to any inventions (a) for which Daryl Thompson is an inventor to Licensor, and (b) which relate to this Agreement, the Licensed Compound or a Licensed Product.

12.19 The representations and warranties of Licensor in this Agreement, and the Information, documents and materials furnished to ProPhase prior to the Effective Date, do not, taken as a whole, (a) contain any untrue statement of a material fact, or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

13. COMPLIANCE.

Each Party and its Affiliates (a) have complied and shall comply with all applicable laws, rules and regulations governing bribery, money laundering, and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any person or entity in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).

14. FAIR MARKET VALUE.

The Parties agree and acknowledge that the compensation provided under the terms of this Agreement is consistent with the fair market value of the license contemplated by this Agreement negotiated in arm’s-length transactions, is not given in exchange for any implicit or explicit agreement to provide favorable procurement decisions with regard to ProPhase’s products or services, and has not been determined in any manner which takes into account the value or volume of any business generated between the Parties, including any of their Affiliates.

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15. NO ASSIGNMENT.

Neither ProPhase nor Licensor shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment; provided that ProPhase may assign this Agreement without consent to (a) its Affiliates, or (b) an acquirer of all or substantially all of the assets to which this Agreement relates.

16. USE OF NAME; PUBLIC ANNOUNCEMENTS.

Without the prior written consent of the other Party, neither ProPhase nor Licensor shall use the name of the other Party or any adaptation thereof or of any employee of the other Party, unless such use is otherwise required by law, rule or regulation. Except as provided herein, Licensor will not issue any public announcements about this Agreement without prior written approval of the other Party.

17. MISCELLANEOUS.

17.01 Licensor acknowledges and agrees that the restrictions and processes set forth in Section 4 and 7 are reasonable and necessary to protect the legitimate interests of ProPhase and that ProPhase would not have entered into this Agreement in the absence of such restrictions and processes, and that any breach or threatened breach of any provision of such Sections may result in irreparable injury to ProPhase for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections, ProPhase shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which ProPhase may be entitled in law or equity. Licensor agrees to waive any requirement that ProPhase (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 17.01 is intended, or should be construed, to limit ProPhase’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

17.02 Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non- performing Party or of any other person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure event within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

17.03 If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

17.04 Both Parties irrevocably consent to first present any dispute related to this Agreement in writing to the other Party. Within two (2) months of receipt of such notice, the Parties agree to attend a face-to-face meeting which shall include at least one individual from each Party who is authorized to make decisions for and settle the dispute. Such a meeting shall be held in the State of Delaware or as otherwise agreed upon by the Parties. In the event that good faith negotiations are unsuccessful, the Parties shall present the dispute to non-binding mediation before a single mediator in the State of Delaware or as otherwise agreed upon by the Parties. The Party first initiating the dispute shall present a list of no less than five potential mediators to the other Party and that Party shall promptly select one mediator therefrom. Should nonbinding mediation be unsuccessful, as determined by the chosen mediator or either Party, the dispute may be presented to litigation in the federal or state courts of the State of Delaware.

17.05 This Agreement is governed by the internal laws of the State of Delaware, without regard and to the exclusion of Delaware’s conflict of laws rules. The United Nations Convention for the International Sale of Goods is excluded and shall not apply. The Parties hereby submit to the sole and exclusive jurisdiction of, and waive any venue objections against, the state and federal courts located in the State of Delaware.

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17.06 All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, or sent via a recognized national overnight delivery service (e.g., Federal Express or DHL), addressed as follows:

To Licensor:	Global BioLife, Inc.
1400 Broadfield Blvd., Suite 100
Houston, TX 77084
Attention: Frank D. Heuszel
Email: frank.heuszel@dssworld.com and fheuszel@impactbiomedinc.com

To ProPhase:	ProPhase Labs, Inc.
711 Stewart Ave, Suite 200
Garden City, NY 11530
Attention: Ted Karkus
E-mail: karkus@prophaselabs.com

With copy to, which shall not constitute notice:

Reed Smith LLP
599 Lexington Avenue, 22nd Floor
New York, NY 10022
Attention: Herbert Kozlov
E-mail: hkozlov@reedsmith.com

or such other address or addresses as either Party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

17.07 This Agreement (and the annexed appendices) constitute the entire Agreement between the Parties relating to the subject matter hereof, and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both Parties. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between the Parties relating to the subject matter hereof.

17.08 No waiver by either Party of any non-performance or violation by the other Party of any of the covenants, obligations or agreements of such other Party hereunder shall be deemed to be a waiver of any subsequent violation or non- performance of the same or any other covenant, agreement or obligation, nor shall forbearance by either Party be deemed to be a waiver by such Party of its rights or remedies with respect to such violation or non-performance.

17.09 The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

17.10 It is not the intent of the Parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the Parties shall be limited to those set out herein and such obligations shall be several and not joint.

17.11 This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Portable Document Format sent by electronic means. Signatures of authorized signatories of the Parties transmitted by facsimile or sent by electronic means in Portable Document Format shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date and year first above written.

ProPhase Labs, Inc.

By:
Name:	Ted Karkus
Title:	CEO
Date:	3/19/2022

Global BioLife, Inc.

By:
Name:	Frank D. Heuszel
Title:	President
Date:	3/19/2022

APPENDIX I

Licensed Patents existing as of the Effective Date

	Patent/Serial No.	Title	Country
1	10-2018-7036052	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	KR
2	BR 112018073634.1	Electrophilically Enhanced Phenolic Compounds For Treating Inflammatory Related Diseases And Disorders	BR
3	17800008.9	Electrophilically Enhanced Phenolic Compounds For Treating Inflammatory Related Diseases And Disorders	EP
4	201780043667.1	Electrophilically Enhanced Phenolic Compounds For Treating Inflammatory Related Diseases And Disorders	CN
5	2017268240	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	AU
6	3024728	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	CA
7	19129214.3	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	HK
8	201817043242	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	IN
9	2018-560998	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	JP
10	2018141590	Electrophilically Enhanced Phenolic Compounds for Treating Inflammatory Related Diseases and Disorders	RU
11	US Pat. No. 10,383,842	Method and composition for preventing and treating viral infections	US
12	US Pat. No. 11,033,528	Method and composition for preventing and treating viral infections	US
13	US appln 17/346,569	Method and composition for preventing and treating viral infections	US
14	US appln 17/346,602	Method and composition for preventing and treating viral infections	US
15	2017429594	Method and composition for preventing and treating viral infections	AU
16	11 2020 003894 6	Method and composition for preventing and treating viral infections	BR
17	3,073,815	Method and composition for preventing and treating viral infections	CA
18	201780094290	Method and composition for preventing and treating viral infections	CN
19	17923222.8	Method and composition for preventing and treating viral infections	EP
20	202017007140	Method and composition for preventing and treating viral infections	IN
21	2020-511973	Method and composition for preventing and treating viral infections	JP
22	10-2020-7007049	Method and composition for preventing and treating viral infections	KR
23	2020110885	Method and composition for preventing and treating viral infections	RU
24	U.S appln 16/642,976	Method and composition for preventing and treating viral infections	US